EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

STANDARD SEGMENT OPTION RIDER

This Rider is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary.    There are new definitions in this Rider that are applicable to Standard Segments which are introduced below. In this Rider, “we”, “our” and “us” mean Equitable Financial Life Insurance Company of America, “you” and “your” mean the Owner and “Rider” means this Rider. Subject to the terms and conditions of this Rider, you may make allocations to a Standard Segment with this index linked and variable deferred annuity Contract as described below.

[This Rider is effective upon your Contract Date].

The following is added to the definition of Segment Rate of Return and is applicable to Standard Segments:

SECTION [2.01(n)] SEGMENT RATE OF RETURN

For the Standard Segment Option, your Segment Rate of Return is determined as follows:

If the Index Performance Rate multiplied by the Participation Rate:	Then the Segment Rate of Return will be:

Exceeds the Performance Cap Rate	Equal to the Performance Cap Rate

Is positive but is less than or equal to the Performance Cap Rate	Equal to the Index Performance Rate multiplied by the Participation Rate

Is between zero and the Segment Buffer inclusive	Equal to 0%

Is more negative than the Segment Buffer	Negative, to the extent the percentage decline exceeds the Segment Buffer

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

[	[

Mark Pearson,	José Ramón González
Chief Executive Officer]	Chief Legal Officer and Secretary]

2021SCSI-ST-Z	1